                                                                    EXHIBIT 99.1

                                [HAWTHORNE LOGO]

                         HAWTHORNE FINANCIAL CORPORATION
                                  PRESS RELEASE

JULY 22, 2002

IMMEDIATE RELEASE

Contact: Ms. Simone Lagomarsino, President and Chief Executive Officer
         (310) 725-5631
         Ms. Karen Abajian, Chief Financial Officer (310) 725-1890

HAWTHORNE FINANCIAL ANNOUNCES SECOND QUARTER 2002 RESULTS

(El Segundo, CA) Hawthorne Financial Corporation (NASDAQ:HTHR), parent company of Hawthorne Savings, F.S.B., today announced second quarter earnings for 2002 of $5.3 million, or $0.69 per diluted share, compared with earnings of $3.6 million, or $0.48 per diluted share after extraordinary item, for the second quarter of 2001. Net earnings year-to-date for 2002 were $11.2 million, or $1.46 per diluted share, compared with net earnings of $6.6 million, or $0.88 per diluted share, for the six months ended June 30, 2001.

Net income for the three and six months ended June 30, 2002, resulted in an annualized return on average assets ("ROA") of 1.14% and 1.20%, respectively, and an annualized return on average equity ("ROE") of 17.03% and 18.27%, respectively, compared with an annualized ROA of 0.82% and 0.75%, respectively, and an annualized ROE of 13.30% and 12.36%, respectively, for the three and six months ended June 30, 2001. Income before income taxes and extraordinary item increased 46.83% and 63.47%, respectively, for the three and six months ended June 30, 2002, to $9.3 million from $6.3 million and to $19.6 million from $12.0 million, during the same periods in 2001.

The Company's net interest income before provision for credit losses increased 13.44% to $16.5 million and 17.43% to $34.1 million, during the three and six months ended June 30, 2002, compared with $14.6 million and $29.0 million for the three and six months ended June 30, 2001. The Company's resulting net interest margin for the three and six months ended June 30, 2002, was 3.56% and 3.68%, compared with 3.30% for both the three and six months ended June 30, 2001. The Company's yield on average earning assets was 6.80% and 7.00% for the three and six months ended June 30, 2002, compared with 8.40% and 8.59% during the same periods in 2001. During the three and six months ended June 30, 2002, interest of $0.6 million and $1.0 million, respectively, was collected on loans that were brought current, producing a positive but nonrecurring impact on the Company's net interest margin of 13 basis points and 11 basis points, respectively. The Bank experienced strong loan originations during the first six months of 2002, recording new commitments of $334.3 million, consistent with the same period in 2001. Although loan production was strong, the Bank experienced accelerated prepayments of higher yielding assets during the first six months of 2002, which totaled $327.7 million, with a weighted average rate of 7.77%. The new loans originated were recorded at an average yield of 6.47%. The average cost of funds for the Company decreased to 3.57% and 3.67% during the three and six months ended June 30, 2002, compared with 5.59% and 5.81% during the same periods in 2001.

"We are extremely pleased with our loan origination levels for the first half of the year," said Simone Lagomarsino, president and chief executive officer of Hawthorne Financial Corporation. "In a lending environment dominated by mortgage refinancing, we capitalized on our superior customer service and originated $177.5 million in single family residential loans, of which 67% were for home purchase transactions." "Growing our loan portfolio by originating quality loans, continues, as always, to be a key focus. We believe our acquisition of First Fidelity will assist us in this process, as First Fidelity's results show that they have a proven asset generating capability. First Fidelity's net loans have grown 11.3%, on an annualized basis, this year, and have averaged a growth rate of approximately 12.3% over the past three years," Ms. Lagomarsino added.

 "I am pleased not only with the strength of our financial performance, but more importantly with the integrity of our results," said Ms. Lagomarsino. "A culture of high ethical standards is deeply ingrained throughout the

                         HAWTHORNE FINANCIAL CORPORATION

SECOND QUARTER 2002 RESULTS
JULY 22, 2002

Company beginning with our Board of Directors, six out of seven of whom are outside directors. Our management team and Board of Directors enthusiastically support the call for higher standards of corporate governance, and we are committed to ensuring that trust, integrity and honesty are never compromised at Hawthorne."

Provisions for credit losses totaled $0.2 million and $0.7 million for the three and six months ended June 30, 2002, compared with $1.0 million and $2.5 million for the three and six months ended June 30, 2001. The decrease in the provision for credit losses was due to the overall improvement in asset quality. At June 30, 2002, the ratio of total allowance for credit losses to loans receivable, net of specific allowance and deferred fees and costs was 1.77%, compared with 1.76% at December 31, 2001 and 1.75% at June 30, 2001.

Nonaccrual loans totaled $6.1 million at June 30, 2002 (or 0.33% of total assets), compared with nonaccrual loans of $20.7 million (or 1.11% of total assets) at December 31, 2001 and $27.5 million (or 1.52% of total assets) at June 30, 2001. Total classified loans were $45.1 million at June 30, 2002, compared with $58.0 million at December 31, 2001. Delinquent loans totaled $11.9 million at June 30, 2002, compared with $7.7 million at December 31, 2001. The Company held no other real estate owned properties at June 30, 2002, compared with $1.3 million at December 31, 2001.

Underwriting standards for construction loans were further tightened during the first six months of 2002. As a result, construction loans decreased to 12.0% of the total loan portfolio from 15.9% at December 31, 2001. The Bank remains committed to the seasoned builders with whom it has established relationships, but believes it is prudent to reduce construction exposure until the national economy is on a stronger footing. The California housing market continues to show surprising strength with pockets of softness only in higher-end homes.

Noninterest revenues were $1.2 million and $2.5 million for the three and six months ended June 30, 2002, compared with noninterest revenues of $1.5 million and $3.0 million earned during the same periods in 2001. For 2002, loan related fees decreased due to the lower risk nature of the loans underwritten and the competitive lending environment during the last three years.

The Company remains focused on becoming more efficient. Over the past three years, the Company has maintained a consistent expense run rate while continuing to grow earning assets. This performance is depicted in the ratio of general and administrative expenses as a percentage of average assets. On an annualized basis, this ratio has improved to 1.76% for the six months ended June 30, 2002, compared with 2.00% and 2.08% for the comparable periods in 2001 and 2000, respectively. Total general and administrative expenses ("G&A") were $8.3 million and $16.3 million for the three and six months ended June 30, 2002, compared with $8.7 million and $17.7 million of G&A incurred during the same periods in 2001. The decrease in G&A for the six months ended June 30, 2002 was primarily due to a decrease of $1.2 million in professional fees, as a result of first quarter 2002 insurance company reimbursements totaling $0.7 million for legal fees related to litigation and fewer outstanding legal issues. The efficiency ratios were 46.66% and 44.63% for the three and six months ended June 30, 2002 compared with 54.36% and 54.87% for the three and six months ended June 30, 2001. Excluding the $0.7 million insurance reimbursement for legal fees related to litigation, the efficiency ratio for the six months ended June 30, 2002 was 46.58%

Total assets were $1.84 billion at June 30, 2002, down slightly from total assets of $1.86 billion at December 31, 2001. Net loans receivable at June 30, 2002, totaled $1.59 billion, reflecting an annualized decrease of 13.70% compared with net loans receivable of $1.71 billion at December 31, 2001. As previously mentioned, the Bank continued to experience an increase in loan prepayments during the first six months of 2002 as borrowers refinanced out of their variable rate loans into fixed rate loans. For the three and six months ended June 30, 2002, average earning assets were $1.86 billion for both periods, an increase of 5.36% and 5.42%, over average earning assets of $1.76 billion for both the three and six month periods ended June 30, 2001. Ms Lagomarsino said, "We have taken steps in recent months to invest excess liquidity on our balance sheet into an investment portfolio of U.S. Government Agency mortgage backed securities with an average life of 2 to 4 years. We anticipate that the yield on this portfolio will be approximately 300 basis points higher than the current yield earned on these assets, which will provide support to the net interest margin during the last half of the year."

                         HAWTHORNE FINANCIAL CORPORATION

SECOND QUARTER 2002 RESULTS
JULY 22, 2002

Total deposits of $1.19 billion at June 30, 2002, remained consistent with the $1.20 billion at December 31, 2001. Certificates of deposit decreased $163.9 million, while transaction accounts increased $156.2 million, or 83.43% annualized, to $530.7 million at June 30, 2002, from $374.5 million at December 31, 2001. As a percentage of total deposits, transaction accounts have increased to 44.52% at June 30, 2002, compared with 31.21% of total deposits at December 31, 2001. Certificates of deposit totaled $661.3 million, or 55.48% of total deposits at June 30, 2002, compared with 68.79% of total deposits, or $825.2 million, at December 31, 2001. The change in the deposit mix had a positive impact on the Company's total interest costs during 2002.

Once again, Hawthorne's outstanding customer service was recognized by the community earlier this year when voted "The Best Bank in the South Bay" by the readers of a local South Bay newspaper, the Easy Reader. Our "extreme service" continues to translate into an improved cross-sell ratio, defined as the number of different types of loan and/or deposit products and services per household serviced, which increased to 2.69 per household at June 30, 2002, from 2.37 at December 31, 2001.

Consistent with our ongoing commitment to improve shareholder value, on June 21, 2002, the Company repurchased 500,000 shares of stock from members of the Bass Family, for an aggregate purchase price of $14.5 million. Prior to the repurchase, members of the Bass Family exercised warrants to purchase an aggregate of 314,978 shares of common stock. Assuming the repurchase transaction was executed on the first day of the second quarter of 2002, diluted earnings per share for the second quarter would have been positively impacted by $0.03. Due to the additional shares that are expected to be issued, for the pending acquisition, the impact of this repurchase on earnings per share in the future, although still accretive, will not be as significant.

At June 30, 2002, the Bank is categorized as well-capitalized with core, tier 1 and risk-based capital ratios of 9.12%, 13.31% and 14.57%, respectively. The minimum ratios for well-capitalized banks are 5%, 6% and 10% for core capital, tier 1 and risk-based capital, respectively.

The Company was recently included in the Russell 2000 Index for 2002. The Russell 2000 Index is a broad-based market index that is based on total market capitalization. Ms. Lagomarsino added, "We are proud to be included in the Russell 2000. This important milestone is attributable to our strategy of building value for our shareholders."

In March 2002, the Company announced the execution of a definitive agreement to acquire First Fidelity Bancorp, Inc. and its subsidiary, First Fidelity Investment and Loan. The acquisition, which is subject to shareholder and regulatory approval, provides for the Company to issue 1,266,555 shares of Hawthorne Financial Corporation stock and $37.4 million in cash for the 1,815,115 shares of First Fidelity Bancorp, Inc. stock and 88,000 options outstanding. The Company's stockholders are being asked to approve the issuance of shares at the annual stockholders' meeting, to be held on July 23, 2002. Regulatory applications have been filed and, pending shareholder and regulatory approval, completion of the transaction is expected to occur in August 2002.

Second quarter and year-to-date results for First Fidelity Investment and Loan can be found at www.1stFidelity.com or by contacting their headquarters in Tustin, CA, at (949) 936-3235. During the Hawthorne Financial Corporation investor conference call scheduled for Monday, July 22, 2002, at 1:00 p.m. EDT, additional information regarding the acquisition will be discussed. To participate in the conference call, please call (800) 521-5428 Toll Free and reference "Hawthorne Savings -- ID #2061921." Audio access to the conference call will also be available through a live Webcast over the Internet at www.hawthornesavings.com. The Webcast of this conference call will be available for replay through August 19, 2002 by accessing the same link.

Hawthorne Savings, F.S.B., operates nine branches in the coastal counties of Southern California. The Company specializes in real estate secured loans in the niche markets that it serves, including: 1) permanent loans collateralized by single family residential property, 2) permanent and construction loans secured by multi-family residential and commercial real estate, 3) loans for the construction of individual single family residential homes and the acquisition and development of land for the construction of such homes. The Company funds its loans predominantly with retail deposits generated through its nine full service retail offices. Provided the acquisition of First Fidelity is completed, the Bank will add four branches, two each in coastal Orange and San Diego counties.

                         HAWTHORNE FINANCIAL CORPORATION

SECOND QUARTER 2002 RESULTS
JULY 22, 2002

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, potential increased prepayment speeds on the Company's outstanding loan portfolio, economic conditions, outcome of pending litigation, risks associated with credit quality, the possibility that the Company will not obtain stockholder or regulatory approval of the merger of Hawthorne and First Fidelity, and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                         HAWTHORNE FINANCIAL CORPORATION

SECOND QUARTER 2002 RESULTS
JULY 22, 2002

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
(Dollars in thousands)
                                                                                     JUNE 30,         DECEMBER 31,
                                                                                       2002               2001
                                                                                   -----------        -----------
Assets:
    Cash and cash equivalents                                                      $   185,740        $    98,583
    Investment securities, at fair value                                                19,720                 --
    Loans receivable (net of allowance for estimated credit losses
       of $28,657 in 2002 and $30,602 in 2001)                                       1,592,200          1,709,283
    Real estate owned                                                                       --              1,312
    Accrued interest receivable                                                          8,742              9,677
    Investment in capital stock of Federal Home Loan Bank, at cost                      25,220             24,464
    Office property and equipment at cost, net                                           4,152              4,237
    Deferred tax asset                                                                   2,668              4,363
    Other assets                                                                         6,342              4,278
                                                                                   -----------        -----------
            Total assets                                                           $ 1,844,784        $ 1,856,197
                                                                                   ===========        ===========

Liabilities and Stockholders' Equity:
    Liabilities:
       Deposits:
         Noninterest-bearing                                                       $    37,268        $    35,634
         Interest-bearing                                                            1,154,651          1,164,011
                                                                                   -----------        -----------
            Total deposits                                                           1,191,919          1,199,645
       FHLB advances                                                                   459,000            484,000
       Senior notes                                                                     25,778             25,778
       Capital securities                                                               36,000             14,000
       Accounts payable and other liabilities                                           12,623             12,325
                                                                                   -----------        -----------
            Total liabilities                                                        1,725,320          1,735,748
                                                                                   -----------        -----------

Stockholders' Equity:
    Common stock -- $0.01 par value; authorized 20,000,000 shares; issued and
       outstanding, 6,763,628 shares (2002) and 5,920,266 shares (2001)                     68                 59
    Capital in excess of par value-- common stock                                       46,880             44,524
    Retained earnings                                                                   93,621             82,435
                                                                                   -----------        -----------
                                                                                       140,569            127,018
Accumulated other comprehensive income                                                      11                 --

Less:
    Treasury stock, at cost-- 1,060,802 shares (2002) and
          560,719 shares (2001)                                                        (21,116)            (6,569)
                                                                                   -----------        -----------
            Total stockholders' equity                                                 119,464            120,449
                                                                                   -----------        -----------
            Total liabilities and stockholders' equity                             $ 1,844,784        $ 1,856,197
                                                                                   ===========        ===========

SUPPLEMENTAL INFORMATION - BANK CAPITAL                                              JUNE 30,         DECEMBER 31,
                                                                                       2002               2001
                                                                                   -----------        -----------
Core capital                                                                       $   167,964        $   154,981
Ratio                                                                                     9.12%              8.36%

Tier 1 capital                                                                     $   167,964        $   154,981
Ratio                                                                                    13.31%             11.63%

Risk-based capital                                                                 $   183,888        $   169,278
Ratio                                                                                    14.57%             12.70%

                         HAWTHORNE FINANCIAL CORPORATION

SECOND QUARTER 2002 RESULTS
JULY 22, 2002

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands)
                                                                 THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                      JUNE 30,                    JUNE 30,
                                                               ----------------------      ----------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                            2002          2001          2002          2001
                                                               --------      --------      --------      --------
Interest revenues:
  Loans                                                        $ 30,385      $ 35,838      $ 62,893      $ 72,754
  Investment and other securities                                    69            --            69            --
  Fed funds and other                                             1,089         1,128         1,950         2,726
                                                               --------      --------      --------      --------
        Total interest revenues                                  31,543        36,966        64,912        75,480
                                                               --------      --------      --------      --------
Interest costs:
  Deposits                                                        8,493        16,146        18,027        33,447
  FHLB advances                                                   5,141         5,085        10,293        10,613
  Senior notes                                                      805           956         1,611         2,162
  Capital securities                                                599           229           903           237
                                                               --------      --------      --------      --------
        Total interest costs                                     15,038        22,416        30,834        46,459
                                                               --------      --------      --------      --------
Net interest income                                              16,505        14,550        34,078        29,021
Provision for credit losses                                         170         1,000           670         2,500
                                                               --------      --------      --------      --------
      Net interest income after provision for credit losses      16,335        13,550        33,408        26,521
Noninterest revenues:
   Loan related and other fees                                      832         1,164         1,752         2,362
   Deposit fees                                                     363           308           736           641
                                                               --------      --------      --------      --------
      Total noninterest revenues                                  1,195         1,472         2,488         3,003
Income from real estate operations, net                              --             2            69           162
Noninterest expenses:
  General and administrative expenses:
      Employee                                                    4,700         4,519         9,732         9,009
      Operating                                                   1,516         1,586         3,019         3,150
      Occupancy                                                     941         1,064         1,855         2,009
      Professional                                                  599           786           706         1,895
      Technology                                                    371           517           740         1,027
      SAIF premiums and OTS assessments                             132           238           268           481
      Legal settlements/other                                        --            --            20           110
                                                               --------      --------      --------      --------
         Total general and administrative expenses                8,259         8,710        16,340        17,681
                                                               --------      --------      --------      --------
Income before income taxes and extraordinary item                 9,271         6,314        19,625        12,005
Income tax provision                                              3,987         2,685         8,439         5,128
                                                               --------      --------      --------      --------
Income before extraordinary item                                  5,284         3,629        11,186         6,877
Extraordinary item, related to early extinguishment of
     debt (net of taxes of $185)                                     --            --            --          (255)
                                                               --------      --------      --------      --------
Net income                                                     $  5,284      $  3,629      $ 11,186      $  6,622
                                                               ========      ========      ========      ========
Basic earnings per share before extraordinary item             $   0.91      $   0.69      $   2.00      $   1.32
                                                               ========      ========      ========      ========
Basic earnings per share after extraordinary item              $   0.91      $   0.69      $   2.00      $   1.27
                                                               ========      ========      ========      ========
Diluted earnings per share before extraordinary item           $   0.69      $   0.48      $   1.46      $   0.91
                                                               ========      ========      ========      ========
Diluted earnings per share after extraordinary item            $   0.69      $   0.48      $   1.46      $   0.88
                                                               ========      ========      ========      ========
Weighted average basic shares outstanding                         5,821         5,277         5,597         5,228
                                                               ========      ========      ========      ========
Weighted average diluted shares outstanding                       7,665         7,512         7,646         7,555
                                                               ========      ========      ========      ========

                         HAWTHORNE FINANCIAL CORPORATION

SECOND QUARTER 2002 RESULTS
JULY 22, 2002


SUPPLEMENTAL INFORMATION - CLASSIFIED ASSETS (UNAUDITED)
(Dollars in thousands)
                                                                                  JUNE 30,       DECEMBER 31,       JUNE 30,
                                                                                    2002             2001             2001
                                                                                 ----------      ------------      ----------
Risk elements:
    Nonaccrual loans                                                             $    6,081       $   20,666       $   27,508
    Real estate owned, net                                                               --            1,312              336
                                                                                 ----------       ----------       ----------
                                                                                      6,081           21,978           27,844
   Performing loans classified substandard or lower(1)                               38,984           37,341           28,128
                                                                                 ----------       ----------       ----------
         Total classified assets                                                 $   45,065       $   59,319       $   55,972
                                                                                 ==========       ==========       ==========
         Total classified loans                                                  $   45,065       $   58,007       $   55,636
                                                                                 ==========       ==========       ==========
Loans restructured and paying in accordance with modified terms(2)               $    2,317       $    4,506       $   12,710
                                                                                 ==========       ==========       ==========
Gross loans before allowance for credit losses                                   $1,620,857       $1,739,885       $1,710,602
                                                                                 ==========       ==========       ==========
Loans receivable, net of specific allowance and deferred (fees) and costs        $1,619,807       $1,736,310       $1,704,901
                                                                                 ==========       ==========       ==========
Delinquent loans:
    30 - 89 days                                                                 $    9,920       $    2,742       $    8,105
    90 + days                                                                         1,931            4,982            5,309
                                                                                 ----------       ----------       ----------
        Total delinquent loans                                                   $   11,851       $    7,724       $   13,414
                                                                                 ==========       ==========       ==========
Allowance for credit losses:
    General                                                                      $   27,607       $   27,027       $   24,151
    Specific(3)                                                                       1,050            3,575            5,701
                                                                                 ----------       ----------       ----------
        Total allowance for credit losses                                        $   28,657       $   30,602       $   29,852
                                                                                 ==========       ==========       ==========
Net loan charge-offs:
    Net charge-offs for the quarter ended                                        $      189       $       13       $    1,881
    Percent to loans receivable, net of specific allowance and
       deferred (fees) and costs (annualized)                                          0.05%            0.00%            0.44%
    Percent to beginning of period allowance for credit losses (annualized)            2.64%            0.17%           24.48%
Selected asset quality ratios at period end:
   Total nonaccrual loans to total assets                                              0.33%            1.11%            1.52%
   Total allowance for credit losses to loans receivable, net of
       specific allowance and deferred (fees) and costs                                1.77%            1.76%            1.75%
   Total general allowance for credit losses to loans receivable,
       net of specific allowance and deferred (fees) and costs                         1.70%            1.56%            1.42%
   Total allowance for credit losses to nonaccrual loans                             471.25%          148.08%          108.52%
   Total classified assets to Bank core capital and general                           23.04%           32.59%           32.89%
       allowance for credit losses

--------------
(1)   Excludes nonaccrual loans.

(2)   Troubled debt restructured loans not classified and not on nonaccrual.

(3) In December 2000, a $5.2 million specific allowance was identified for one nonaccrual commercial loan, whose major tenant filed for Chapter 11 bankruptcy protection. The required reserve was reclassified from general allowance to specific allowance. A 51% controlling interest in this tenant was acquired by a strong investor during 2001. During the third quarter of 2001, the tenant ratified a renegotiated lease, which enabled the Bank to revise its internal valuation and consequently, reduce the specific allowance for this loan to $3.0 million. This loan was discounted at payoff in March 2002, which resulted in a charge-off of $2.2 million.

                         HAWTHORNE FINANCIAL CORPORATION

SECOND QUARTER 2002 RESULTS
JULY 22, 2002

                                                                           THREE MONTHS ENDED JUNE 30,
                                               -----------------------------------------------------------------------------------
                                                                  2002                                      2001
                                               ----------------------------------------   ----------------------------------------
                                                                              WEIGHTED                                   WEIGHTED
                                                 AVERAGE        REVENUES/      AVERAGE      AVERAGE        REVENUES/      AVERAGE
(DOLLARS IN THOUSANDS)                           BALANCE          COSTS      YIELD/COST     BALANCE          COSTS      YIELD/COST
                                               ----------      ----------    ----------   ----------      ----------    ----------
Assets:
Interest-earning assets:
  Loans receivable (1)                         $1,654,830      $   30,385       7.35%     $1,664,754      $   35,838       8.62%
  Cash and cash equivalents                       169,220             707       1.68          77,356             858       4.45
  Investment securities                             8,722              69       3.17              --              --
  Investment in capital stock of
    Federal Home Loan Bank                         25,001             382       6.13          21,184             270       5.11
                                               ----------      ----------                 ----------      ----------
      Total interest-earning assets             1,857,773          31,543       6.80       1,763,294          36,966       8.40
                                                               ----------      ----                       ----------      -----
Noninterest-earning assets                          2,479                                     1,944
                                               ----------                                 ----------
      Total assets                             $1,860,252                                 $1,765,238
                                               ==========                                 ==========

Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
    Deposits                                   $1,151,892      $    8,493       2.96%     $1,178,962      $   16,146       5.49%
    FHLB advances                                 468,615           5,141       4.34         384,000           5,085       5.24
    Senior notes                                   25,778             805      12.50          30,628             956      12.50
    Capital securities                             33,824             599       7.08           9,000             229      10.18
                                               ----------      ----------                 ----------      ----------
      Total interest-bearing liabilities        1,680,109          15,038       3.57       1,602,590          22,416       5.59
                                                               ----------      -----                      ----------      -----

  Noninterest-bearing checking                     37,130                                     33,269
  Noninterest-bearing liabilities                  18,891                                     20,260
  Stockholders' equity                            124,122                                    109,119
                                               ----------                                 ----------
      Total liabilities and stockholders'
        equity                                 $1,860,252                                 $1,765,238
                                               ==========                                 ==========

Net interest income                                            $   16,505                                 $   14,550
                                                               ==========                                 ==========
Interest rate spread                                                            3.23%                                      2.81%
                                                                               =====                                      =====
Net interest margin                                                             3.56%                                      3.30%
                                                                               =====                                      =====

--------------
(1) Includes the interest on nonaccrual loans only to the extent that it was paid and recognized as interest income.

                         HAWTHORNE FINANCIAL CORPORATION

SECOND QUARTER 2002 RESULTS
JULY 22, 2002

                                                                            SIX MONTHS ENDED JUNE 30,
                                               --------------------------------------------------------------------------------
                                                                  2002                                      2001
                                               ----------------------------------------   -------------------------------------
                                                                              WEIGHTED                                WEIGHTED
                                                 AVERAGE        REVENUES/      AVERAGE      AVERAGE      REVENUES/     AVERAGE
(DOLLARS IN THOUSANDS)                           BALANCE          COSTS      YIELD/COST     BALANCE        COSTS     YIELD/COST
                                               ----------      ----------    ----------   ----------     ---------   ----------
Assets:
Interest-earning assets:
  Loans receivable (1)                         $1,686,078      $   62,893       7.48%     $1,658,493      $72,754       8.81%
  Cash and cash equivalents                       144,078           1,194       1.67          84,308        2,117       5.06
  Investment securities                             4,385              69       3.17              --           --
  Investment in capital stock of
    Federal Home Loan Bank                         24,805             756       6.15          21,032          609       5.84
                                               ----------      ----------                 ----------      -------
      Total interest-earning assets             1,859,346          64,912       7.00       1,763,833       75,480       8.59
                                                               ----------      -----                      -------      -----
Noninterest-earning assets                          1,751                                      1,700
                                               ----------                                 ----------
      Total assets                             $1,861,097                                 $1,765,533
                                               ==========                                 ==========

Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
    Deposits                                   $1,156,907      $   18,027       3.14%     $1,182,799      $33,447       5.70%
    FHLB advances                                 476,265          10,293       4.30         384,000       10,613       5.50
    Senior notes                                   25,778           1,611      12.50          34,556        2,162      12.51
    Capital securities                             23,967             903       7.54           4,724          237      10.03
                                               ----------      ----------                 ----------      -------
      Total interest-bearing liabilities        1,682,917          30,834       3.67       1,606,079       46,459       5.81
                                                               ----------      -----                      -------      -----

  Noninterest-bearing checking                     36,546                                     32,495
  Noninterest-bearing liabilities                  19,177                                     19,825
  Stockholders' equity                            122,457                                    107,134
                                               ----------                                 ----------
      Total liabilities and stockholders'
        equity                                 $1,861,097                                 $1,765,533
                                               ==========                                 ==========

Net interest income                                            $   34,078                                 $29,021
                                                               ==========                                 =======
Interest rate spread                                                            3.33%                                   2.78%
                                                                               =====                                   =====
Net interest margin                                                             3.68%                                   3.30%
                                                                               =====                                   =====

--------------
(1) Includes the interest on nonaccrual loans only to the extent that it was paid and recognized as interest income.

                         HAWTHORNE FINANCIAL CORPORATION

SECOND QUARTER 2002 RESULTS
JULY 22, 2002

HAWTHORNE FINANCIAL CORPORATION
(UNAUDITED)
(Dollars in thousands)

NET LOAN PORTFOLIO COMPOSITION                                    JUNE 30, 2002             DECEMBER 31, 2001
                                                            -----------------------      -----------------------
                                                              BALANCE       PERCENT        BALANCE       PERCENT
                                                            ----------      -------      ----------      -------
Single family residential                                   $  887,770       55.05%      $  913,255       52.68%
Income property:
   Multi-family                                                284,315       17.63%         254,530       14.68%
   Commercial                                                  208,965       12.96%         235,156       13.57%
   Development:
       Multi-family                                             77,199        4.79%         102,682        5.92%
       Commercial                                               38,514        2.39%          68,431        3.95%
Single family construction:
   Single family residential                                    78,249        4.85%         104,158        6.01%
Land                                                            33,282        2.06%          48,719        2.81%
Other                                                            4,359        0.27%           6,617        0.38%
                                                            ----------      ------       ----------      ------
          Total loan principal(1)                           $1,612,653      100.00%      $1,733,548      100.00%
                                                            ==========      ======       ==========      ======

--------------
(1)   Excludes net deferred fees and costs.

SELECTED FINANCIAL DATA                                           THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                       JUNE 30,                    JUNE 30,
                                                                 -------------------         -------------------
                                                                  2002          2001          2002          2001
                                                                 -----         -----         -----         -----
PERFORMANCE RATIOS

Return on average assets(1)                                       1.14%         0.82%         1.20%         0.75%
Return on average equity(1)                                      17.03%        13.30%        18.27%        12.36%
Efficiency ratio(2)                                              46.66%        54.36%        44.63%        54.87%

GROWTH RATIOS(1)

Total assets                                                                                 -1.23%         6.17%
Loans receivable, net                                                                       -13.70%         9.04%
Total deposits                                                                               -1.29%         7.08%

                                                                                                   JUNE 30,
                                                                                             -------------------
                                                                                              2002          2001
                                                                                             -----         -----
Bank Capital Ratios
Core capital                                                                                  9.12%         8.09%
Tier 1 capital                                                                               13.31%        11.35%
Risk-based capital                                                                           14.57%        12.41%

BOOK VALUE PER SHARE AS OF JUNE 30, 2002

        Basic    $20.95
        Diluted  $16.26

--------------------
(1)   Annualized.

(2) Represents total general and administrative expenses (excluding legal settlements/other) divided by net interest income before provision for credit losses and noninterest revenues. JUNE 30,